Form S-1/A Appendix

Consent of the Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our report dated September 7, 2016, of Landbay, Inc. relating to the financial statements as of March 31,2016 and it is for the period from January 28 (inception) to March 31, 2016.

/s/JIA ROGER QIAN WANG
JIA ROGER QIAN WANG, CPA

Jackson HTS, NY
September 7, 2016